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                                                                   EXHIBIT 10.48

                                    AGREEMENT

                                                            December 7, 1999
TALENT:          STAN LEE ("Lee")
                 9143 Oriole Way
                 Los Angeles  CA  90069

                 STAN LEE MEDIA, INC. ("SLM")
                 15821 Ventura Boulevard, Suite 675
                 Encino  CA  91436

                 and

                 Branded Entertainment LLC ("Branded")
                 For the services of MICHAEL USLAN ("Uslan")

                 333 Crestmont Road
                 Cedar Grove, NJ 07009

PROPERTY:        THE DC UNIVERSE INCLUDING ALL MAJOR DC CHARACTERS

SERVICES:        FULL SCRIPT (INCLUDING SYNOPSIS, PLOT AND DIALOGUE)
                 (hereinafter "Script")

WORK:            TWELVE (12) ISSUES OF APPROXIMATELY 48 STORY PAGES EACH;
                 PROJECTED TO BE INITIALLY PUBLISHED AS SIX ISSUES ON A BIMONTHLY BASIS FOLLOWED BY GAP OF SUCH PERIOD AS THE PARTIES MUTUALLY AGREE FOLLOWED BY ANOTHER SIX ISSUES TO BE PUBLISHED ON A BIMONTHLY BASIS, ALL SUCH ISSUES TO BE PUBLISHED IN ONE OR MORE FORMATS (hereinafter "Issue[s]") FOLLOWED BY ONE OR MORE COLLECTED EDITIONS OF THE ISSUES (hereinafter "Collection[s]") tentatively entitled "THE STANIVERSE" OR "IF STAN LEE HAD CREATED THE DC UNIVERSE" (hereinafter the "Title" which term shall include any title under which the Work is ultimately published)

The following shall constitute the complete and sole understanding and agreement between Talent and DC Comics, 1700 Broadway, New York, NY 10019 ("DC").

1.      Engagement and Services:

        (a) DC hereby engages Talent, as an independent contractor, to create the Script for the Work, based upon the Property. Talent accepts such engagement.

        (b) Talent shall deliver the completed Script for each Issue to DC on a schedule to be determined by DC and Talent with the understanding that the first six (6) Issues are intended to be published between Fall, 2000 and the end of 2001, and subsequently to be collected and published in a single volume, and the second six Issues to be published on such schedule as the parties shall mutually agree and subsequently to be collected and published in a single volume.

        (c) Talent further shall complete any revisions requested by DC as expeditiously as possible but in any event by such date upon which the parties expressly agree such revisions are to be delivered to DC.


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        (d) DC's approval of any plot or synopsis of the Script in no way limits
DC's right to further revisions of any portion of the Script. An editor selected by DC in consultation with Talent will be assigned to supervise and work with Talent in the fulfillment by Talent of its obligations hereunder. Talent agrees to cooperate with such editor and to respect DC's instructions, directions, requests, rules and regulations including those involving artistic taste and judgment.

        (e) Talent shall cooperate with DC in the promotion, publicity and advertising of the Work as published in Issues and Collection(s). In particular, Lee shall make a reasonable number of personal and media appearances to promote the Work, provided that: (i) DC shall bear all reasonable expenses for such appearances by Lee who shall be permitted to travel first class and stay in accommodations consistent with such accommodations as are afforded to DC's Executive Vice President and Publisher traveling for business; (ii) DC shall give Lee reasonable notice of the dates and places of all proposed appearances; and (iii) no appearances shall be required of Lee in places other than in Los Angeles, Chicago, or New York, or at the San Diego Comiccon.

        (f) It is the express intent of the parties that the Work, and any "Sequel" or "Crossover" to be written by Talent as provided in paragraphs 8 and 10 below, shall be written by Lee with Uslan providing background assistance based on Uslan's unusual familiarity and knowledge of both Lee's prior writing and the Property. Notwithstanding the foregoing, provided the Work, any Sequel or any Crossover is written under Lee's supervision and control, Lee's failure to write all or any part of the same himself shall not be deemed to be a material breach of this Agreement.

2.      Compensation:

        (a) On sales by DC of copies of Issues and/or Collections of the Work or any other DC publication based on the Work, and on sales by DC of "Retail Products" (as defined in Schedule A hereto) based on the Work, DC shall pay Talent the applicable royalties in accordance with Schedule A.

        (b) On sales of "Licensed Reprint Editions" as such term is defined in Schedule B hereto, DC shall pay Talent the applicable share of revenues in accordance with Schedule B.

        (c) On licensed uses of the Work in film, television, publishing (other than in Licensed Reprint Editions or Licensed Reprint Editions of Sequels), promotions and merchandise, DC shall pay Talent the applicable share of revenues in accordance with Schedule B hereto, provided such licensed use incorporates Lee's name and/or the Title, or any other name or title that derives from Lee's name or the Title. In the event such licensed use makes no use of Lee's name or the Title, no consideration shall be due to Talent for such licensed use except as may be otherwise provided in paragraph 6 below.

        (d) In the event DC elects to create any promotional program based on the Work utilizing Lee's name or the Title which program is intended by DC to itself generate significant revenues in excess of the costs of conducting such program, DC shall, in good faith, negotiate with Talent an appropriate royalty to pay Talent therefor.

        (e) DC shall divide and make all payments to be made to Talent hereunder between Lee, SLM and Branded as follows, or as Uslan may otherwise direct:


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               (i) Branded: (A) Thirty Three and One-Third percent (33.33%) of all amounts due to Talent for: (1) publications of the Work pursuant to Schedule A; and (2) Licensed Reprint Editions of the Work pursuant to Schedule B; and (B) Twenty Five percent (25%) of all other amounts due to Talent hereunder including from publications of Sequels and Licensed Reprint Editions of Sequels; and

               (ii) Lee: as Lee shall direct DC in writing; and

               (iii) the balance to SLM.

        (f) All payment(s) to Lee, SLM or Branded hereunder shall constitute good and valid discharges by DC in respect of DC's payment obligations to Talent hereunder.

3.      Representations and Warranties:

        (a) Lee, SLM, and Branded each represent, warrant and agree: that it is free to enter into this Agreement and has the right to grant all rights granted to DC hereunder; that except insofar as the Script may derive from the Property, the Script created by Talent hereunder will be wholly original with Talent or in the public domain throughout the world, and shall not infringe or violate any copyright, trademark, right of privacy or publicity or any other right of any person or entity, or defame and third party; and that Lee, SLM and Branded will each indemnify DC, its parent company, affiliated companies, assigns, licensees and successors in interest and each of their officers, directors and employees, from and against any and all claims, actions, damages, costs and expenses, including attorneys' fees, arising out of any material breach of any of the warranties made by it hereunder.

        (b) DC shall indemnify Talent and Uslan against any and all claims, actions, damages, costs and expenses, including attorneys' fees, which may arise from Talent's use of material supplied to him by an officer or authorized employee of DC for use in connection with the Script, including all uses of the Property approved for publication by DC's editor assigned to the Work.

4.      Ownership:

        (a) The Work created hereunder has been specially commissioned by DC for use as a contribution to a collective work, and constitutes a work made for hire as that term is used in the United States Copyright Act of 1976. Talent acknowledges that he has entered this agreement before commencing performance of the services he has been engaged to perform hereunder. In the event the Work is deemed not to be a work made for hire, then Talent hereby assigns to DC all rights in the Work, effective as of the date of creation of such Work, including copyright and any renewals, extensions or revivals thereof and trademark rights, and all other rights to exploit the Work, in all media now or hereafter existing, throughout the world in perpetuity. Upon DC's request, Talent shall execute any additional documents necessary to evidence this assignment. DC shall also have the right, but not the obligation, to use Talent's name, Lee's approved likeness and Lee's approved biographical information in connection with the Work and the advertising, promotion, and/or publicity therefor. The inadvertent failure by DC to secure Lee's approval of his likeness or biographical information hereunder shall not be a material breach of this Agreement.


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        (b) Talent acknowledges that the Work shall be derivative of pre-existing material including, without limitation, the names and pictorial and literary representations of fictional characters, companies, places and things (the "Preexisting Material"); that DC owns or otherwise has rights in the Preexisting Material; that Talent would be unable to produce the Work without the Preexisting Material; and (iv) that Talent shall not have, acquire or claim right or privilege to use any of the Preexisting Material except as provided herein or as DC otherwise consents in writing. Talent further acknowledges that DC may and regularly does assign, and has assigned, other artists, writers and creators to do work based upon or incorporating the Preexisting Material and/or related properties and that if any similarities appear between such other artists, writers or creators' work and the Work it shall be purely coincidental since both will have been based on the Preexisting Material. Talent hereby waives any claim(s) for royalties or consideration of any kind or otherwise in connection with any such similar works.

5.      Incapacity; Force Majeure; Default:

        (a) If Talent does not comply with its obligations hereunder by reason of illness, incapacity or disability ("Incapacity"), DC may suspend the Services hereunder and if such Incapacity continues for a period or periods aggregating three (3) months, DC may terminate Talent's engagement hereunder.

        (b) If publication of the Work shall be prevented or interrupted because of "force majeure" (i.e. any unexpected or disruptive event sufficient to excuse performance hereof as a matter of law), DC may suspend the Services hereunder and if any such force majeure event should exceed three (3) months , DC may terminate Talent's engagement hereunder.

        (c) If Talent fails to perform Talent's obligations hereunder other than by reason of Incapacity or Force Majeure, and Talent shall fail to remedy such situation within thirty (30) days of written notice from DC, DC may terminate Talent's engagement hereunder, and DC shall have the right, but not the obligation, to engage another writer or writers to complete the Work. In such event: (i) DC may reduce the royalties payable to Talent pursuant to paragraph 2 above for any Issues, the Scripts for which Talent started but did not complete, by such amounts that DC has agreed to pay any other writer(s) engaged to complete such Scripts; (ii) DC shall have no obligation to pay Talent any compensation for any Issues for which Talent shall have not written the Scripts hereunder; and (iii) for any Collected Edition(s), Licensed Reprint Edition(s) and/or licensed or promotional use(s) of the Work, DC shall pay Talent based on DC's pro-rata allocation among the final contributions made by Talent and by such other writer(s) of the Work. Notwithstanding the foregoing, upon Talent's receipt of written notice from DC as set forth above, Branded may propose to remedy the situation by itself engaging another writer or writers to complete the Scripts. In the event DC desires to complete the Work and shall approve of Branded's proposed writer or writer(s), Talent shall engage such writers to complete the Scripts pursuant to agreements approved by DC in advance in writing, and DC's obligations to pay Talent as set forth herein shall remain in full force and effect.


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6.      Original Characters:

        (a) In the event Talent introduces into the Work any fictional character that qualifies as an "Original Character" as defined below, DC shall pay Talent additional compensation for certain uses of such Original Character by DC in accordance with Schedule C hereto. Notwithstanding anything to the contrary herein or in Schedule C hereto, in the event that the terms of this Agreement and/or the Schedules hereto can be construed or interpreted as entitling Talent to compensation for both the use of the Work and the use of an Original Character based on the same publication, retail product or licensed use, Talent shall be entitled only to the applicable compensation due to him from the use of the Work and not the Original Character.

        (b) As used herein an "Original Character" shall mean a newly created character first appearing in the Work that meets the following criteria:

               (i) The character must have an original name that is not derived from the name, nickname or any other identifier of any pre-existing DC character or any other fictional element or property pre-existing in the "DC Universe" as such term is commonly understood in the comic book industry;

               (ii) The character must possess one or more original powers that are not derived from, identical to or substantially, materially or confusingly similar to any powers possessed by any pre-existing DC characters, it being understood that possessing some powers similar to powers possessed by other DC character(s) shall not disqualify a character from being deemed an Original Character so long as such character possesses original powers in addition to such pre-existing powers;

               (iii) The character must wear an original costume that is not derived from, identical to or substantially, materially or confusingly similar to any costume worn at any time by any pre-existing DC characters, it being understood that the use of any elements common to comic book characters' costumes or apparel in general, such as a cape, boots or a mask, shall not disqualify a character from being deemed an Original Character;

               (iv) The character must fulfill an essential role in the plot development and storyline of the Work, and such role must not presently exist in the DC Universe. For example, a new Police Commissioner of Gotham City, a new girlfriend of Superman, or a new Editor of the Daily Planet would not satisfy this criteria; and

               (v) The character must otherwise not be derivative of any past or present DC characters, elements, or properties from DC mythology.

        (c) DC shall determine whether a character first appearing in the Work shall qualify as an Original Character in its sole good faith reasonable discretion. In making such determination, DC shall give Talent the opportunity to explain why Talent maintains such character should be treated as an Original Character.

        (d) DC acknowledges that satisfying the criteria necessary for a character to qualify as an Original Character is a difficult test to meet. In recognition thereof, DC agrees that if a character introduced into the Work by Talent does not satisfy all of the Original Character criteria, but such


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character, in DC's sole good faith discretion, nevertheless meets the criteria set forth below, DC shall pay Talent royalties on DC's exploitation of such character calculated at a rate of twenty percent (20%) of the basic applicable royalty rates for an Original Character as set forth in Schedule C hereto. A character not qualifying as an Original Character hereunder may qualify for a reduced royalty as set forth herein if it meets the following criteria:

               (i) The character, including the name(s), costume, powers, profession as may be applicable, literary and visual depictions thereof, alter-ego as may be applicable, abstract personality traits, mannerisms, origin, and background, must be sufficiently developed, concrete and distinctive such that the character could readily be used as a lead character in another work of fiction without significant additional character development;

               (ii) The character must fulfill an essential role in the plot development and storyline of the Work;

               (iii) If all of the DC Universe-derived aspects of the character were removed, the character would remain a whole, concrete and distinct character that would be essentially the same character that appeared in the Work even though such character might lack a name and/or some distinctive attire; and

               (iv) No other comic book writer, artist (other than Talent's collaborating artists in such character, if any) or creator shall have any interest in, or colorable claim of creator credit, in whole or in part, in or to such character.

7. Discount Sales to Talent: For a period commencing as of DC's initial publication of the first Issue of the Work and ending twelve (12) months after DC's initial publication of the last Issue of the Work, DC shall offer Talent the opportunity to purchase from DC all DC publications comprising or based on the Work and all Retail Products based on the Work, if any, subject to availability and to such reasonable limitations as DC may impose, at such prices below wholesale as the parties shall mutually determine. Talent shall use all publications and Retail Products purchased by Talent hereunder solely for resale as collectibles through a single website owned and operated by Talent. The depiction of any DC properties on such website shall be in accordance with DC's standard website guidelines.

8.      Sequels and Prequels:

        (a) In the event that DC, at any time, desires to publish a "Sequel", DC shall give Talent, by written notice, the first option to write such Sequel on substantially the same terms and conditions hereof. As used herein, the term "Sequel" shall mean a comic book series featuring the same universe as portrayed by Talent and/or all or some of the major characters as interpreted by Talent in the Work and shall include both sequel and prequel storylines.

        (b) Talent shall exercise its option hereunder by giving written notice to DC of its desire to write the Sequel within thirty (30) days of Talent's receipt of written notice from DC of DC's desire to publish such Sequel.

        (c) If Talent is unable to or declines to write the Sequel or if Talent fails to notify DC of its desire to write the Sequel within said thirty (30) day period, DC shall be free to engage any third


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party to write the Sequel subject to the following:

               (i) Talent, or Talent's representative, as the case may be, shall have the right to withhold the use of Lee's name, the Title, and any other name or title that derives from Lee's name or the Title, as the title or part of the title of the Sequel. Talent, or Talent's representative, shall exercise such right, if at all, by giving DC written notice of its exercise of such right within thirty (30) days of: (A) the date Talent declines to write the Sequel, if applicable; or (B) Talent's receipt of DC's written notice of DC's desire to publish a Sequel if Talent is unable to write the Sequel. In such event, DC shall be free to use any and all other elements of the Work in the Sequel without any consideration due to Talent except as may be otherwise provided in paragraph 6 above.

               (ii) If DC uses Lee's name, the Title or any other name or title that derives from Lee's name or the Title as the title or part of the title of the Sequel, DC shall pay Talent royalties on its exploitation of the Sequel calculated at a rate of thirty three and one-third percent (33 1/3%) of the basic applicable royalty rates for the Work as set forth in Schedules A and B to this Agreement.

               (iii) Talent shall be deemed to be unable to write the Sequel if Lee is not able to render the services set forth in paragraph 1 above.

        (d) In the event DC desires to publish one or more further Sequel(s) to the Work, DC shall give Talent, by written notice, the first option to write any such Sequel(s) on substantially the same terms and conditions hereof, provided, however, that Talent shall have written the immediately preceding Sequel to the Work.

        (e) Talent shall exercise its option hereunder by giving written notice to DC of its desire to write such further Sequel within thirty (30) days following Talent's receipt of written notice from DC of DC's desire to publish a such further Sequel.

        (f) If Talent is unable to or declines to write any further Sequel or if Talent fails to notify DC of its desire to write any Sequel within said thirty
(30) day period, DC shall be free to engage any third party to write such Sequel and any subsequent Sequel subject to the following:

               (i) Talent shall have the right to withhold the use of Lee's name, the Title, and any other name or title that derives from Lee's name or the Title, as the title or part of the title of the applicable Sequel. Talent, or Talent's representative, shall exercise such right, if at all, by giving DC written notice of its exercise of such right within thirty (30) days of: (A) the date Talent declines to write the such Sequel, if applicable; or (B) Talent's receipt of DC's written notice of DC's desire to publish such additional Sequel if Talent is unable to write the second Sequel. In such event, DC shall be free to use any and all other elements of the Work in the additional Sequel without any consideration due to Talent except as may be otherwise provided in paragraph 6 above;

               (ii) If DC uses Lee's name, the Title, or any other name or title that derives from Lee's name or the Title as the title or part of the title of the additional Sequel, and:

                        (A) Talent shall have elected not to write such Sequel
                even though Lee was, at such time, still writing professionally on a continuing basis, DC shall pay Talent royalties on its exploitation of such Sequel calculated at a rate of thirty three and one-third percent (33 1/3%) of the basic applicable royalty rates for the Work as set


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                forth in Schedules A and B to this Agreement; or

                        (B) Talent shall have not written such Sequel because
                Lee had, at such time, ceased writing professionally, DC shall pay Talent royalties on its exploitation of such Sequel calculated at a rate of fifty percent (50%) of the basic applicable royalty rates for the Work as set forth in Schedules A and B to this Agreement.

        (g) Notwithstanding the foregoing, DC shall have no obligation to publish any Sequels to the Work.

        (h) DC shall have the right to use elements of the Work and/or any Sequel thereto in any DC publication that does not use Lee's name without further consideration to Talent except to the extent DC may be obligated to pay Talent consideration pursuant to paragraph 6 above.

        (i) Talent acknowledges that his option rights to write Sequels hereunder shall apply only to comic book series, and shall not apply to prose novels, novelizations of comic book storylines, television productions, motion pictures or any other media productions of the Work.

        (j) DC agrees that even if Lee is unable to l write a Sequel for any reason or if Talent no longer has the option to write any Sequels hereunder at such time as DC desires to publish a Sequel hereunder, DC shall nevertheless give Talent written notice of its desire to publish such Sequel. Such notice shall trigger Talent's right to withhold the use of Lee's name, the Title, and any other name or title that derives from Lee's name or the Title pursuant to paragraph 8(c)(i) or 8(f)(ii), respectively.

9. Internet Productions: In the event that DC desires to produce any version of the Work for display, access and use online, beyond routine promotional uses of the Work, and for which DC determines it must engage a freelance writer(s), artist(s) or web page producer(s) or designers, DC shall offer SLM the first opportunity to negotiate with DC to secure such engagement. DC may limit the time period for such negotiation to be concluded as DC may determine is appropriate in DC's sole good faith discretion, provided in no event shall DC limit such negotiation period to less than five (5) business days. In the event the parties shall fail to reach an agreement within the applicable time period, DC shall be free to engage any third party to render the applicable services hereunder, provided, however, that DC shall, if DC determines it is appropriate in DC's sole discretion, offer Talent the opportunity to better any offer received by DC from any third party to render the applicable services.

10.     Crossover Publications:

        (a) In addition to Sequels, DC shall give due consideration to the possibility of publishing crossover series with other publishers based on the Work and other character universes created by Talent including those created by Talent for SLM and/or Marvel Comics (a "Crossover").

        (b) In the event that DC arranges to co-publish any such Crossover with the respective third party owner of the character universe created by Talent DC shall, subject to DC's agreement with such third party owner, give Talent, by written notice, the first option to negotiate with DC to write the Crossover.


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        (c) Talent shall exercise its option hereunder by giving written notice to DC of its desire to write the Crossover within thirty (30) days of Talent's receipt of written notice from DC of DC's desire to publish a Crossover. The parties shall then negotiate in good faith the terms and conditions upon which Talent shall write the Crossover - it being understood that the economic terms of this Agreement shall not serve as precedent for any such deal.

        (d) If DC and Talent shall fail to reach an agreement pursuant to which Talent shall write the Crossover within thirty (30) days following DC's receipt of written notice from Talent of Talent's desire to write the Crossover, or if Talent is unable to write the Crossover or fails to respond to DC's written notice of DC's desire to co-publish a Crossover within thirty (30) days of Talent's receipt thereof, DC shall be free to engage any third party to write the Crossover, subject to the following:

               (i) Talent shall have the right to withhold the use of Lee's name, the Title, and any other name or title that derives from Lee's name or the Title, as the title or part of the title of the Crossover. Talent, or Talent's representative, shall exercise such right, if at all, by giving DC written notice of its exercise of such right within thirty (30) days of: (A) the date Talent declines to write the Crossover; or (B) the date the parties otherwise determine that Talent will not write the Crossover. In such event, DC shall be free to use any and all other elements of the Work in the Crossover without any consideration due to Talent;

               (ii) If DC uses Lee's name, the Title, or any other name or title that derives from Lee's name or the Title as the title or part of the title of the Crossover, and:

                        (A) Talent shall have not written the Crossover even
                though, at such time, Lee was still writing professionally on a continuing basis, DC shall pay Talent royalties on its exploitation of the Crossover calculated at a rate of thirty three and one-third percent (33 1/3%) of the basic applicable royalty rates for the Work as set forth in the Schedules A and B to this Agreement, as such rates may be pro-rated to account for the other publisher's interest in the Crossover; or

                        (B) Talent shall have not written the Crossover and Lee
                shall have ceased writing professionally at the time DC shall have engaged a writer to write the Crossover, DC shall pay Talent royalties on its exploitation of the Crossover calculated at a rate of fifty percent (50%) of the basic applicable royalty rates for the Work as set forth in Schedules A and B to this Agreement, as such rates may be pro-rated to account for the other publisher's interest in the Crossover; and


               (iii) Notwithstanding anything to the contrary herein, DC agrees that it shall not co-publish any Crossover based on the Work and Marvel-owned properties without Talent's prior written consent. Talent may condition such consent on securing the right to write such Crossover on the same or better terms as the terms set forth in this Agreement.

11. Publication: It is the express intent of the parties that DC publish the Work as described above. Notwithstanding the foregoing, DC's failure to publish all or any of the Work shall not be deemed to be a material breach of this Agreement.

12.     Credits and Author's Copies:


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        (a) DC agrees to accord Lee credit as writer of the Work on the cover and credits page of each edition of the Work published by DC in a manner consistent with DC's current credit practices and to accord Uslan credit in substantially the following form "Project Initiated By Michael Uslan" or a similar descriptive term on the credits page of each edition of the Work published by DC in substantially the same size and style type as Lee's credit and otherwise in such manner as DC deems appropriate. DC shall require by contract that any licensee of DC include similar credit provisions in any licensed edition of the Work. DC shall accord Lee and Uslan similar credits on Sequels published by DC where applicable.

        (b) DC shall use reasonable efforts to accord, or cause its licensees to accord, Lee and Uslan credits comparable to the credits set forth in the preceding paragraph in connection with motion pictures, television productions, direct-to-video productions, and Internet productions based on the Work as well as other licensed uses of the Work where such credits are usual and customary (but not on merchandise such as toys, games and clothing).

        (c) Upon publication of the Work, DC agrees to provide Talent collectively with one hundred (100) copies of each Issue and collected edition of the Work free of charge, as follows: seventy-five (75) copies directly to Lee and twenty-five (25) copies directly to Branded.

13. Audit Rights: Talent may audit the books and records of DC solely in order to verify statements issued to Talent hereunder. Any such audit shall be at Talent's expense; provided, that if the audit reveals underpayments in excess of ten percent (10%) DC shall reimburse Talent the reasonable costs thereof. Any audit shall be conducted only upon reasonable notice by a certified public accountant during regular business hours at DC's offices and in such manner as not to interfere with DC's normal business activities. In no event shall an audit with respect to any statement start later than twenty-four (24) months after the date of that statement nor shall any audit continue for longer than ten (10) consecutive business days, nor shall audits be made more frequently than twice a year, nor shall the books and records supporting any statement be audited more than once. All statements shall be binding upon Talent and not subject to any claims or proceedings unless objection is made in writing stating the basis thereof and delivered to DC within twenty-four (24) months of the date of the statement to which objection is made, or if an audit is started within that period, then within thirty (30) days of the completion of that audit.

14. Notices: All notices or payments which Talent may wish to serve or may be required to serve on DC hereunder shall be in writing and shall be sent prepaid by any receipted form of delivery at the address set forth above (or to such other address as DC may specify by notice duly given); and, except as otherwise provided in paragraph 1(f) above, all notices or payments which DC may wish to serve or may be required to serve on Talent hereunder shall be in writing and shall be sent to Branded prepaid by any receipted form of delivery at the address set forth above (or to such other address as Branded may specify by notice duly given) with a copy to Ziffren, Brittenham, Branca & Fischer LLP, 1801 Century Park West, Los Angeles, CA 90067-6406 (Attention Gary Stiffelman). Notices shall be deemed given on the date of mailing thereof or if made by personal delivery on the date thereof.

15. Time Warner Companies: In the normal course of its operations, DC does business on an arm's length basis with other companies either wholly or partially controlled by DC's corporate parent, Time Warner Inc. (the "TWI Companies"). Talent agrees that DC may do business with TWI Companies with respect to the Work and Talent shall not challenge such dealings solely or


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

mainly on the basis of the Companies' affiliation.

16.     Miscellaneous:

        (a) A waiver of any provision of this Agreement in any instance shall not be deemed a waiver of such provision for the future, nor of any subsequent breach thereof.

        (b) In the event of any breach of this Agreement or any portion thereof by DC, Talent's sole remedy shall be an action at law for damages, if any. In no event shall Talent have the right to injunctive relief or to enjoin or restrain or otherwise interfere with the publication or distribution of any materials prepared hereunder or the exercise of any rights granted to DC herein and under no circumstances shall any such breach entitle Talent to any reversion of termination of DC's rights under this Agreement. In the event of any breach of this Agreement or any portion thereof by Talent, DC's sole remedy shall be as expressly set forth in this Agreement and/or shall be an action at law for damages, if any. In no event shall DC have the right to injunctive relief to force Talent to render any services for DC hereunder.

        (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements executed and fully performed therein. New York courts (state and federal) only will have jurisdiction over the parties and any controversies regarding this agreement; any action or proceeding which involves such a controversy will be brought only in those courts, in New York County. In the event that any provision hereof violates any present or future statute, law, ordinance or regulation, the latter shall prevail and the Agreement shall be deemed modified to the extent required by such statute, law, ordinance or regulation.

ACCEPTED AND AGREED:                      DC COMICS

By: /s/ Stan Lee                          By: /s/ Paul Levitz
   -------------------------------           -----------------------------------
   Stan Lee                                  Paul Levitz
                                             Executive Vice President
                                             and Publisher

STAN LEE MEDIA, INC.

By: /s/ Gill Champion
   -------------------------------------------

Title: Vice President/Chief Operating Officer
      ----------------------------------------

BRANDED ENTERTAINMENT LLC

By: /s/ Michael Uslan
   -----------------------------------
   Michael Uslan


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

                                   SCHEDULE A
                       ROYALTY PROVISIONS FOR DC EDITIONS

1. Definitions: Reference is made to the agreement to which this Schedule is attached (the "Agreement"). Except as expressly set forth in this Schedule, all defined terms in the Agreement shall have the same meanings when used herein. For purposes of this Schedule A, the following definitions shall apply:

        (a) "NET SALES" means DC's actual sales through its wholesale and retail distribution channels of copies of DC publications and/or units of Retail Products sold by DC, less: returned copies or units; damaged and/or lost copies or units; and copies or units distributed as premiums or promotional materials (such promotional materials to include but not be limited to the Work or excerpts therefrom when used to promote, publicize and/or advertise the Work, DC or DC's properties in general, and given away by DC to the trade or the public), or copies or units sold to uncollectible accounts; or copies sold at discounts in excess of seventy percent (70%) of cover price. Sales of additional printings of any publication following its first printing, shall count as additional sales of such publication.

        (b) "ENTIRE STORY CONTENT" means one work occupying all of the story content of a publication or retail product.

2. For publications: DC shall pay Talent a royalties as follows:

        (a) On DC's sale of any Issue:

        5.0% of the cover price on Net Sales of the first 200,000 copies of such Issue; and 6.0% of the cover price on Net Sales of such Issue in excess of 200,000 copies.

        (b) On DC's sale of any Collection:

        5.0% of the cover price on Net Sales of the first 100,000 copies of such Collection; and 6.0% of the cover price on Net Sales of such Collection in excess of 100,000 copies.

        (c) On DC's sale of any other DC publication based on the Work such as any DC-published original novel or novelization or a companion guide or a Who's Who character reference to the Work:

        5.0% of the cover price on Net Sales of such publication.

3. For Retail Products:

        (a) With respect to any Retail Product based solely on the Work, DC shall pay Talent a royalty of five percent (5%) of DC's Net Sales.

        (b) With respect to any Retail Product under this paragraph not based solely on the Work, see paragraph 5 below.


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

4. Multiple formats: If the Work is published by DC in more than one format at or about the same time, each with a different cover price, the Net Sales of the initial print run of the format with the lower cover price shall be applied toward the 200,000 copy threshold before Net Sales of the initial print run of the format with the higher cover price shall be applied thereto.

5. Multiple works:

        (a) General Rule: In the event that the Work is not the Entire Story Content of a publication or the sole material on which a Retail Product is based, DC shall pay Talent that proportion of royalties which the Work shall bear to the Entire Story Content of the publication or that proportion of royalties which the material from the Work on which a Retail Product is based shall bear to the Retail Product as a whole, except as provided in paragraph 5(b) below.

        (b) Minimum Royalty Rate for Use in Multiple Work: If the Work comprises less than twenty-five percent (25%) but no less than ten percent (10%) of the Entire Story Content of a publication or the material on which a Retail Product is based, DC shall either first obtain Talent's consent, which shall not be unreasonably withheld, or DC shall pay Talent the "Minimum Royalty Rate." As used herein, "Minimum Royalty Rate" shall mean twenty-five percent (25%) of the total royalties that Talent would receive if the Work constituted the Entire Story Content of a publication or the sole material on which a Retail Product is based. In the event DC obtains Talent's consent hereunder, DC shall pay Talent a royalty calculated in accordance with paragraph 5(a) above.

        (c) De Minimus uses: If the Work comprises less than ten percent (10%) of the Entire Story Content of a publication or the material on which a Retail Product is based, DC shall pay Talent that proportion of royalties which the Work shall bear to the Entire Story Content of the publication or that proportion of royalties which the material from the Work on which a Retail Product is based shall bear to the Retail Product as a whole.

        (d) Approval for Publication in Anthologies including other works:
Notwithstanding the foregoing, DC shall not reprint any Issue(s) or Collections in an anthology or other collection of work that includes any publication other than the Work or Sequel(s) to the Work without Talent's prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. Nothing herein, however, shall prohibit DC from: (i) reprinting excerpts from the Work in other publications such as, without limitation, collections of art, cover collections, or historical or scholarly works of non-fiction (e.g. books about the history of DC Comics); or (ii) permitting international licensees from publishing any Issue(s) or Collections in anthologies or other collections of work including other publications.

6. Payments: For any publication or Retail Product sold by DC hereunder for which DC assigns a "Final Sale" date, DC shall make any payment due under this Schedule A not later than sixty (60) days after DC shall determine the "Final Sale" of the respective publication or Retail Product. For publications or Retail Products sold on a non-returnable basis only the Final Sale, if applicable, shall be determined by DC not later than sixty (60) days after the last announced on sale date for such publication or Retail Product. For publications or Retail Products sold on a returnable basis, the Final Sale shall be determined by DC not later than eight (8) months after the last announced off sale date for such publication or Retail Product. For publications or Retail Products sold primarily on a non-returnable basis but with returnable distribution to retail chains, DC shall determine the


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
Final Sale on the returnable distribution not later than eight (8) months after each the announced on sale date of such publication or Retail Product. DC shall make all payments due for any sales of any publication or Retail Product under this Schedule A for which DC does not assign a Final Sale date on a quarterly basis not later than ninety (90) days after the end of each quarter, provided, however, that if any payment otherwise due Talent hereunder shall be in a sum of less than fifty dollars ($50.00), DC may delay such payment until payments due Talent hereunder shall total fifty dollars ($50.00).

                                   SCHEDULE B
                             LICENSED USE ROYALTIES

1. Definitions: Reference is made to the agreement to which this Schedule is attached (the "Agreement"). Except as expressly set forth in this Schedule, all defined terms in the Agreement shall have the same meanings when used herein. For purposes of this Schedule B, the following definitions shall apply:

          (a) LICENSED REPRINT EDITION: Any Work originally published by DC which is reprinted in whole or in part, in any format, in any language, released for sale through any distribution system by a third party under license with DC that grants such party the rights to publish and sell such edition anywhere in the world.

          (b) NET RECEIPTS: All amounts actually received by DC in United States Dollars (i.e. less any unrecouped foreign taxes, import duties and/or currency exchange losses) from the licensing of rights to the Work less, and bad debts and less all direct costs incurred by DC. Notwithstanding the foregoing, with respect to Licensed Reprint Editions only, direct costs shall not include agency commissions, which shall be borne entirely by DC.

2. Schedule of Payments:

        (a) For each Licensed Reprint Edition of a Work which is distributed for sale to the public, Talent shall be entitled to receive an amount equal to Twenty Percent (20%) of DC's Net Receipts derived therefrom.

        (b) For all licensed uses of the Work, other than as Licensed Reprint Editions, including Lee's name or the Title, or any other name or title that derives from Lee's name or the Title, Talent shall be entitled to receive an amount equal to ten percent (10%) of DC's Net Receipts derived therefrom.

        (c) Any advance against royalties paid to DC by a licensee shall be considered received by DC when such amount is or becomes non-returnable.

        (d) In the event that multiple works or multiple DC properties shall be featured in any licensed use hereunder (and thereby have mixed Net Receipts) the sums due hereunder shall be based on a pro-rata allocation by DC among all respective works or DC properties.

3. Payments: DC shall make all payments due under this Schedule B on a quarterly basis not later than ninety (90) days after the end of each quarter, provided, however, that if any payment otherwise due Talent hereunder shall be in a sum of less than fifty dollars ($50.00), DC may delay such payment until payments due Talent hereunder shall total fifty dollars ($50.00). Upon Talent's written request, DC shall nevertheless issue Talent an accounting for any such quarter.

                                   SCHEDULE C
                          ORIGINAL CHARACTER ROYALTIES

Reference is made to the agreement to which this Schedule is attached (the "Agreement"). Except as expressly set forth in this Schedule, all defined terms in the Agreement shall have the same meanings when used herein.

1. Original Publications: For each print publication published by DC for sale to the general public which uses the Original Character's name as its title or in its title (e.g. The Adventures of [Character Name]) and which features the Character substantially as expressed in the Work) (a "New Work"), DC shall pay Talent an amount equal to one percent (1.0%) of the cover price of the New Work on Net Sales of such New Work.

As used herein, Net Sale(s) shall mean the number of copies or units which are actually sold by DC through DC's wholesale and retail distribution channels less the number of copies or units which are returned, damaged, lost, distributed by DC as premiums or promotions and/or distributed to uncollectible accounts or sold at discounts in excess of seventy percent (70%) of cover price. Sales of additional printings of any Work following its first printing shall be accounted for as additional sales of such Work.

2. Retail Products and Services: For each product other than a Work and/or for each service produced by DC and distributed or rendered by DC itself for sale to the public (and not by a licensee of DC) through DC's wholesale and retail distribution channels (a "Retail Product or Service") which is based upon an Original Character, Talent shall be entitled to receive an amount equal to five percent (5%) of DC's Net Sales.

3.      Licensed Uses:

        (a) For each Licensed Reprint Edition of a New Work which is distributed for sale to the public, Talent shall be entitled to receive an amount equal to Ten Percent (10%) of DC's Net Receipts derived therefrom.

        (b) For all licensed uses of an Original Character, other than in Licensed Reprint Editions of New Works, Talent shall be entitled to receive an amount equal to twenty-five percent (25%) of DC's Net Receipts derived therefrom.

"Net Receipts" shall mean all amounts actually received by DC in United States Dollars from the licensing of rights to the Character, less any unrecouped foreign taxes, import duties and/or currency exchange losses, and less all direct costs incurred by DC. Notwithstanding the foregoing, with respect to Licensed Reprint Editions only, direct costs shall not include agency commissions, which shall be borne entirely by DC. Any advance against royalties paid to DC by a licensee shall be considered received by DC when such amount is or becomes non-returnable.

8. Contingencies Affecting Royalties: In the event that DC determines that any one of the following contingencies apply, then the royalties payable hereunder may be reduced as follows.

        (a) Spin-Offs: In the event that DC uses or licenses the use of a version of an Original Character that DC determines (i) consists primarily or only of "Spin-Off Elements"; and (ii) is published under a substantially different title than the Original Character's name (if published under any title) or is not substantially as originally created and written or drawn by Talent, then DC shall pay Talent royalties based upon DC's pro rata allocation of the amounts set forth in paragraph above among all elements used as created by Talent and all Spin-Off elements. The foregoing allocation (and all other allocations) made by DC pursuant to this agreement shall be made in good faith in DC's sole discretion.

        As used herein, "elements" shall include without limitation characters, stories, themes, titles, names, logos, devices, designs, locales, scripts, artwork, and any portion of the foregoing. "Spin-Off Elements" shall mean elements either (i) not created by Talent; or (ii) originally created by Talent and later substantially changed or developed by another party.

        (b) Commingling of Elements: In the event that DC uses or licenses the use of an Original Character, or any element thereof, in combination and/or in conjunction with any other property, including other characters, then DC shall pay Talent royalties based upon DC's pro rata allocation of the amounts set forth above among all such elements. Notwithstanding the foregoing, no royalties shall be due for any Minor Use of an Original Character. As used herein, Minor Use shall mean a use of an Original Character in another property, as in, for example, multi property crossovers, guest appearances, occasional team-ups, cameos and "Who's Who" or other index type listings, as those terms are commonly used in the comic book industry.

        (c) It is understood and agreed that in the event that the terms of the Agreement to which this Schedule is attached and/or this Schedule C can be construed or interpreted as entitling Talent to compensation for both the use of the Work, as defined in the Agreement, and the use of an Original Character based on the same publication, retail product or licensed use, Talent shall be entitled only to the applicable compensation due to him from the use of the Work, and in connection therewith, nothing in this Schedule C may be used to reduce the royalties payable to Talent for the use of the Work as otherwise provided in the Agreement and Schedules A and B to the Agreement.